Exhibit 99.2

Lion Biotechnologies Announces Closing of Underwritten Common Stock Offering

Released on Dec 22, 2014

LOS ANGELES, CA (December 22, 2014) – Lion Biotechnologies, Inc. (OTCQB: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor infiltrating lymphocytes (TIL), today announced the closing of its underwritten offering of 6,000,000 shares of its common stock at $5.75 per share, including 782,608 shares sold pursuant to the exercise in full of the underwriters' option to purchase additional shares, resulting in gross proceeds from the offering of $34.5 million before deducting underwriting discounts and commissions and offering expenses payable by Lion.

Jefferies LLC and Cowen and Company, LLC acted as joint book-running managers and Trout Capital LLC acted as co-manager for the offering.

Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by email at Prospectus_Department@Jefferies.com or by phone at 877-547-6340, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806 or by accessing the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Lion Biotechnologies, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lion Biotechnologies

Lion Biotechnologies, Inc. is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers.  The company’s lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TIL) for the treatment of patients with Stage 4 metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and the H. Lee Moffitt Cancer Center & Research Institute. For more information, please visit http://www.lionbio.com.

Investor Relations

The Trout Group

Gitanjali Jain Ogawa

646-378-2949

gogawa@troutgroup.com

21900 Burbank Boulevard - Floor 3, Woodland Hills, CA 91367